Exhibit (99)

[LETTERHEAD OF WACHOVIA CORPORATION]

Press Release Tuesday, August 20, 2002

WACHOVIA CORPORATION DECLARES INCREASE IN CASH DIVIDEND ON COMMON STOCK

CHARLOTTE, NC—The board of directors of Wachovia Corporation (NYSE:WB) today approved an eight percent increase in the company’s regular quarterly cash dividend on its common stock, from $0.24 to $0.26 per share. The board also declared a quarterly cash dividend on its shares of Dividend Equalization Preferred Shares (DEPS) of $0.04 per share. The DEPS were issued in connection with the merger between First Union Corporation and the former Wachovia Corporation on September 1, 2001.

“The increase reflects the confidence of our board in Wachovia’s growth prospects,” said Ken Thompson, president and chief executive officer of Wachovia. “When we announced the First Union/Wachovia merger more than a year ago, we knew it would be a win for our shareholders. Today’s action reflects good progress in our merger integration, the strong financial discipline instilled in our company, and excellent results from our employees’ efforts to provide the best service to customers.”

Wachovia targets a common stock dividend payout of approximately 30 to 35 percent of cash operating earnings (earnings before merger and restructuring charges and amortization of intangibles). Cash operating earnings were $1.1 billion or $0.77 per common share in the second quarter of 2002.

“The merger between First Union and Wachovia was expected to increase the growth potential of the combined company and we are seeing evidence of that,” said Bob Kelly, chief financial officer of Wachovia. “Our dividend payout was approaching the lower end of our targeted range and we are pleased to raise our quarterly payment to our shareholders. Given the level of our capital generation, the dividend increase is consistent with our goal of regaining a double A corporate debt rating.”

The common stock dividend and the DEPS dividend are each payable on September 16, 2002 to holders of record as of the close of business on August 30, 2002.

Wachovia Corporation (NYSE:WB), created through the September 1, 2001, merger of First Union and Wachovia, had assets of $325 billion and stockholder’s equity of $30 billion at June 30, 2002. Wachovia is a leading provider of financial services to 20 million retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 49 states and global services through more than 30 international offices. Online banking and brokerage products and services are available through wachovia.com and firstunion.com.